Exhibit 4.8




                         COMMON STOCK PURCHASE AGREEMENT

                                 April 29, 2002


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                               TABLE OF CONTENTS

                                                                            PAGE

ARTICLE 1.    Purchase and Sale of the Shares ...............................  1
    1.1    Purchase and Sale of the Shares ..................................  1
    1.2    Closing ..........................................................  1
    1.3    Delivery .........................................................  1

ARTICLE 2.    Representations and Warranties of the Company and Supercom ....  2

    2.1    Organization, Good Standing and Qualification ....................  2
    2.2    Capitalization, Voting Rights ....................................  3
    2.3    Subsidiaries .....................................................  3
    2.4    Authorization ....................................................  3
    2.5    Governmental Consents ............................................  3
    2.6    Litigation .......................................................  3
    2.7    No Violations ....................................................  4
    2.8    Financial Statements .............................................  4
    2.9    No Material Change ...............................................  4
    2.10   Contracts and Other Commitments ..................................  5
    2.11   Related-Party Transactions .......................................  5
    2.12   Patents and Trademarks ...........................................  6
    2.13   Employees ........................................................  7
    2.14   Permits ..........................................................  8
    2.15   Environmental and Safety Laws ....................................  8
    2.16   Title to Property and Assets .....................................  8
    2.17   Insurance ........................................................  9
    2.18   Taxes ............................................................  9
    2.19   Brokers and Finders ..............................................  9
    2.20   Disclosure .......................................................  9

ARTICLE 2A.    Representations and Warranties of Supercom ...................  9

    2A.1   Organization, Good Standing and Qualification ....................  9
    2A.2   Authorization ....................................................  9
    2A.3   Good Title to Stockholder Shares .................................  9
    2A.4   Litigation ....................................................... 10
    2A.5   No Violations .................................................... 10
    2A.6   Brokers and Finders .............................................. 10

ARTICLE 3.    Representations and Warranties of the Investor ................ 10

    3.1    Authorization .................................................... 10
    3.2    No Violations .................................................... 10
    3.3    Investment Intent ................................................ 10
    3.4    Legends .......................................................... 11
    3.5    Investment Experience ............................................ 11
    3.6    Accredited Investor .............................................. 11
    3.7    Brokers and Finders .............................................. 11

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ARTICLE 4.    Conditions To the Investor's Obligations at Closing ........... 11

    4.1    Representations and Warranties ................................... 11
    4.2    Performance ...................................................... 12
    4.3    Compliance Certificate ........................................... 12
    4.4    Secretary's Certificate .......................................... 12
    4.5    Opinion of Counsel ............................................... 12
    4.6    Due Diligence .................................................... 12
    4.7    Proceedings and Documents ........................................ 12

ARTICLE 5.    Conditions To the Company's Obligations at Closing ............ 12

    5.1    Representations and Warranties ................................... 12
    5.2    Payment of Purchase Price ........................................ 12

ARTICLE 6.    Covenants of the Company ...................................... 12

    6.1    Taxes ............................................................ 12
    6.2    Financial Information ............................................ 13
    6.3    Insurance ........................................................ 13
    6.4    Compliance with Laws ............................................. 13
    6.5    Preservation of Corporate Existence .............................. 13
    6.6    Inspection Rights ................................................ 13

ARTICLE 7.    Indemnification ............................................... 14

    7.1    Indemnification .................................................. 14
    7.2    Right to Defend; Compromise of Claims; Contribution .............. 15
    7.3    Remedies ......................................................... 15

ARTICLE 8.    Miscellaneous ................................................. 16

    8.1    Survival of Warranties ........................................... 16
    8.2    Successors and Assigns ........................................... 16
    8.3    Titles and Subtitles ............................................. 16
    8.4    Notices .......................................................... 16
    8.5    Amendments and Waivers ........................................... 16
    8.6    Severability ..................................................... 16
    8.7    Independence of Covenants and Representations and Warranties ..... 16
    8.8    Further Assurances ............................................... 17
    8.9    Governing Law .................................................... 17
    8.10   Counterparts ..................................................... 17
    8.11   Entire Agreement ................................................. 17

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                         COMMON STOCK PURCHASE AGREEMENT

       THIS COMMON STOCK PURCHASE, AGREEMENT (this "Agreement") is made as of the day of April. 2002, by and among InkSure Technologies Inc., a Delaware corporation (the "Company"], Supercom Ltd., an Israeli corporation ("Supercom"), and the investor listed on Exhibit A hereto (the "Investor").

                                    RECITALS

       WHEREAS, the Company has authorized 13,000,000 shares of common stock, par value $.01 per share (the "Common Stock") of which 5,066,796 shares are issued and outstanding.


       WHEREAS. Supercom is the holder of 3,858,447 shares of Common Stock and desires to sell to the Investor 782,771 shares of Common Stock (the "Shares"); and

       WHEREAS, the Investor desires to purchase the Shares on the terms and conditions set forth herein; and

       WHEREAS, the parties wish to set out certain representations, warranties, covenants and understandings with respect to the above matters.


                                   PROVISIONS

       In consideration of the foregoing recitals and the mutual covenants herein, the undersigned parties agree as set forth herein.

       ARTICLE 1. PURCHASE AND SALE OF THE SHARES

       1.1 PURCHASE AND SALE OF THE SHARES. Subject to the terms and conditions hereof, at the Closing (as defined below), Supercom will sell and deliver, and the Investor will purchase from Supercom, the Shares, as set forth on Exhibit A.

       1.2 CLOSING. Subject to the terms and conditions hereof, the closing of the purchase and sale of the Shares pursuant to Section 1.1 (the "Closing") shall take place on April 29, 2002 , at the offices of McLaughlin & Stern, LLP, 260 Madison Avenue, 18th Floor. New York, New York 10016, or at such other time or place as the Company and the Investor may mutually agree (the "Closing Date").

       1.3 DELIVERY. At the Closing, subject to the terms and conditions hereof, Supercom will deliver to the Investor the Shares to be purchased by the Investor, against payment of the purchase price of an aggregate of $1,000,000 by check or wire transfer to the account designated by Supercom.

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      ARTICLE 2. REPRESENTATIONS AND WARRAISTIES OF THE COMPANY AND SUPERCOM

       The Company and Supercom each hereby represent and warrant to the Investor, on a joint and several basis, as of the Closing:

       2.1 ORGANIZATION. GOOD STANDING AND QUALIFICATION. The Company is duly organized, validly existing and in good standing under the laws of the State, of Delaware and the Company has all requisite power and authority to enter into this Agreement and to carry out the provisions hereof. The Company is duly qualified to conduct ID business as currently conducted and is in good sending as a foreign corporation in all jurisdictions in which the nature of its business or location of its properties requires such qualification, except where the failure m be so qualified would not (have a material adverse effect on the. business, financial condition, result* of operations or prospects of the Company and its Subsidiaries, taken as a whole (a "Material Adverse Effect").

       2.2    Capitalization. Voting Rights.

              (a) The authorized capital stock of the Company consists of (i) 13,000,000 shares of common stock, par value $.01 per share (the "Common Stock"), of which 5,066,796 shares arc issued and outstanding, and (ii) 2,000.000 shares of Preferred Stock, of which 1,312,785 shares are issued and outstanding. Schedule 2.2(a) contains an accurate list of the name, of each stockholder of the Company and the number of outstanding shares OF each class of capital stock of the Company held by such stockholder. All of the, outstanding shares of the capital stock of the Company are duly authorized and validly issued, fully paid and nonassessable., and were issued in accordance with the registration or qualification provisions of the Act, and any relevant state securities laws or pursuant to valid exemptions

              (b) Except -A* set forth herein or on Schedule 2.2(b), no preemptive rights, rights OF first refusal or similar rights exii.1 with respect to the shares of capital stock of the Company and. no such rights arise or become, exercisable by virtue of or in connection with the transactions contemplated, herein. No antidilution or similar rights arise by virtue of or in connection with the delivery of the Shares. The Company has reserved 600,000 shares of Common  Stock for  issuance  under  its 2001  Stock  Option  Plan (the
"Plan"), of which 278.809 me covered by option grants which are presently outstanding. Except as set forth on Schedule Z2(b) or as otherwise describe in this paragraph (b), there are no outstanding or authorized lights, options, warrants, convertible securities, subscription rights, conversion rights, exchange rights or other agreements at" any kind that could require the Company to issue or sell any shares of its capital stock (or Securities convertible into or exchangeable for shares of its capital stock). The Company has granted to Eli Rozen an option (the "Rozen Option") to purchase 300,480 shares of the Common Stock of the Company at an exercise price of $150,000, and has granted TO Elie Housman an Option (the "Housman Option") to purchase up to 478,469 shares of the Common Stock of the Company at an exercise price of U.S. $0.966 per share. Neither the Rozen Option nor the Housman Option were granted pursuant to the Plan. Except as set forth on Schedule 2.2(b). the Company has no obligation in register any shares of its capital stock, under the Act. Except AS

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set forth on Schedule. 2.2(b). the Company is not obligated directly, indirectly or contingently 10 purchase or redeem any shares of its capital stock.

              (c) On or prior LU March 4, 2002, the Company and -Supercom (i) converted all outstanding principal and accrued interest on approximately a $1.42 million loan then outstanding from Supercom and all oilier intercompany indebtedness (oilier than as described in this paragraph (c)) of the Company and its Subsidiaries to Supercom into a contribution to [he capital of the Company,
(ii) sold all of [he issued and outstanding common stock of Kromotek Inc. held by the Company to Supercom in exchange for conversion into a contribution m the capital of the: Company by Supercom of $930,000 of principal and interest on Supercom's then outstanding loan to the Company, and (iii) entered into a promissory note in the amount of $250,000 in favor of Supercom-

       2.3 SUBSIDIARIES Each subsidiary of the Company (a "Subsidiary") is hated on Schedule 2.3. Each Subsidiary is a corporation or limited liability company duly organized, validly existing and, in good standing under the laws of the state of its incorporation or; formation. and is qualified to do business as a foreign corporation in each jurisdiction where it is required to be 30 qualified, except where failure, in lie so qualified would not reasonably be expected to have a Material Adverse Effect. Each Subsidiary is wholly owned by the Company.

       2.4 AUTHORIZATION, The Company has the. right, power and authority to enter into and perform its obligations under this Agreement and the other agreements contemplated hereby, All corporate action on the part of the Company, its officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement and the other agreements contemplated hereby, the performance of all obligations of the Company hereunder. This Agreement constitutes the valid and legally binding obligation of the Company, enforceable in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general applications affecting enforcement of creditors' rights generally, (h) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies and (c) to the extent any noncompetition or Indemnification provisions of this Agreement may be limited by applicable federal or state securities laws or by public policy.

       2.5 Governmental.Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, slate or local governmental authority on the pan: of the Company, Supercom or any Subsidiary (except such a& have been obtained) is required in connection with the consummation of the transactions contemplated by this Agreement.

       2.6 LITIGATION. Except as set forth on Schedule 2.6, there is no action, suit, proceeding or investigation pending or, to the Company's knowledge, currently threatened against the Company or any of its Subsidiaries or their properties or assets. nor is the Company aware that. there is a basis for any of the foregoing. The Company is not nor is any of its Subsidiaries a party or subject 10 the provisions of any order, wilt, injunction, judgment or decree of any court or government agency or instrumentality except for those having general' applicability. There is no action, suit, proceeding or investigation by the Company or any Subsidiary currently pending or that the Company or any Subsidiary intends to inmate.

                                        3
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       2.7    NO  VIOLATIONS.  Neither  the  Company  nor any  Subsidiary  is in
violation or default of any provision of its Certificate of Incorporation or Bylaws as currently in effect, or in any material respect of any instrument, contract judgment, order, writ or decree to which it is a party or by which it is bound, or of any provision of any federal or state statute, rule or regulation applicable to the Company or such Subsidiary. The execution, delivery and performance of this Agreement and the consummation of the transaction contemplated hereby will not result in any such violation on the part of the Company or any Subsidiary or be in conflict with, or constitute (with or without the passage of time and giving of notice) a default on the part of the Company or any Subsidiary under any such instrument, contract, judgment, order, writ or decree or an event that results in the creation of any lien, charge or encumbrance, upon any assets of the Company or any Subsidiary or the suspension, revocation, impairment, forfeiture, or nonrenewal of any permit, license. authorization or approval applicable to the Company or any Subsidiary, their respective business or operations or any of their respective assets or properties.

       2.8 FINANCIAL STATEMENTS. Prior to the Closing, the Company shall have furnished to the Investor, jts balance sheet as of December 31, 2001 and its statements of operations and cash flows for the year ended December 31, 2001 (the "Financial Statements"). A copy of the Financial Statements is attached to
Schedule 2.S hereto. The Financial Statements, together with any notes thereto {if any), have been prepared in accordance wills the books and records of the Company and each Subsidiary (which are true and correct in all material respects) and fairly present the financial position of the Company and its Subsidiaries on a pro forma consolidated basis as of the dates thereof and the results of its operations and cash flows for the period then ended. Except as disclosed or provided for in the balance sheet as of December 31, 2001, as of the date hereof, there are no material liabilities of the Company or its Subsidiaries taken together as a whole, of any kind whatsoever, whether accrued, contingent or otherwise, other than liabilities incurred in the ordinary course of business consistent with past practice since the date of such balance sheet.

       2.9 NO MATERIAL CHANGE. Except as set forth on Schedule 2.9, since December 31, 2001 there has not been:

       (a) any change m the assets, liabilities, financial condition, or operating results of the. Company and its Subsidiaries, taken together as a whole, from that reflected in the Financial Statements, except for changes in the ordinary coarse of business that have not been, in the: aggregate, material and adverse:

       (b) any damage, destruction or loss, whether or not covered by insurance, that would have a Material Adverse Effect ;

       (c) any waiver or compromise by the Company or any Subsidiary of a valuable right or of a. material debt owed to the Company and the Subsidiaries, taken together as a whole;

       (d) any satisfaction or discharge of any lien, claim, or encumbrance or payment. of any obligation by the Company or any Subsidiary, except in the ordinary course of business and that is not material to the business, properties, prospects or financial condition of die Company and its Subsidiaries, taken together as a whole;

       (e) any change to a contract or arrangement by which the Company or any Subsidiary or any of their assets is bound or subject that is material to the Company and the Subsidiaries, taken together as a whole;

       (f) any material change in any compensation arrangement or agreement with any employee, officer, director or stockholder;

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       (g)    any sale,  assignment,  or  transfer of any  patents,  trademarks, copyrights, trade secrets or other intangible assets;

       (h) any resignation or termination of employment of any key officer of the Company OR any Subsidiary;

       (i) receipt of notice that there has been a loss of, or order cancellation by. any customer of the Company or any Subsidiaries, that is material to the Company and the Subsidiaries, taken together as a whole;

       (j) any material mortgage, pledge, transfer of a security interest in, or lien, created by the Company or any Subsidiary, with respect to any of its properties or assets, except liens taxes not for yet due or payable;

       (k) any material loans or guarantees made by the Company or any Subsidiary to or for the benefit of their employees, stockholders, officers. 01: directors, or any members of their immediate families, other than travel advances and oilier advances made in the ordinary course of their business;

       (l) any declaration, setting aside, or payment of any dividend or other distribution of the assets in respect of any of the Company's capital stock, or any direct or indirect or redemption, purchase, or other, acquisition of any of such stock by the Company:

       (m) to the best of the Company's knowledge, any other event or condition of any character that is reasonably likely to have a Material Adverse
Effect: or

       (n) any agreement or commitment by the Company or any Subsidiary to do any of the things described in this Section 2.9.

       2.10 Contracts and Other Commitments. Except as set forth on Schedule 2.10, the Company and its Subsidiaries do not have and arc not bound by any contract, agreement, lease, or commitment, written or oral, absolute or contingent, other than (i) contracts for the purchase of supplies and services that were entered into in the ordinary course of business and that do not. involve more than One Hunched Thousand Dollars ($I00.000), and do no: extend for more than one year beyond the date hereof, (ii.) sales contracts entered into in the ordinary course of business, (iii) contracts terminable at will by the Company on no more than thirty (30) days' notice without cost liability in the Company which neither involve any employment or consulting arrangement nor are material to the conduct of the Company's or any Subsidiary's business and (iv) confidentiality agreements. Neither the Company or its Subsidiaries, nor, to its knowledge, any other party to any contract covered by clauses (i)-(iv) above or any contract set forth on Schedule 2.30, is in default nuclei: any such contract. Employment and consulting contracts and commas with labor unions, and license agreements and any other agreements relating to the Company's acquisition 01 disposition of patent, copyright, trade secret or other proprietary rights or technology (other than standard end-user license agreements) shall not be considered to be contracts entered into in the ordinary course of business,

       2.11 RELATED-PARTV TRANSACTIONS. Except as set forth on Schedule 2.11 hereto, no holder of 5% or more of any class of capital stock, of the Company at the time such transaction was entered into, or any director, officer or employee of the Company or any Subsidiary, or family member of any such person, or any corporation, partnership , trust or other entity in which any such person, or family member of any such person, has an interest or is an officer, director, trustee, partner or holder of any equity interest, (i) is a party to any transaction with the Company nr any Subsidiary, including, without limitation, any contract, agreement or other

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arrangement  providing for the employment of,  furnishing of services by, rental of real or personal property from,  license of Necessary  Intellectual  Property
(as  defined  below)  or  otherwise   requiring   payments  or  involving  other
obligations to or from the Company or any Subsidiary or (ii) owns any assets used in the business of the Company or any Subsidiary.

       2.12   PARENTS AND TRADEMARKS.

       (a) Intellectual Property" means all intellectual property, including, without limitation, (i) patents, patent applications patent rights, trademarks, trademark applications, copyrights, cop>right applications, know-how, franchises. licenses, proprietary processes and formulae, layouts, processes, inventions, and (ii) all proprietary rights pertaining :o any product or service manufactured, sold, distributed or marketed, or used, employed or exploited in the development. manufacture, license, sale, distribution, marketing or maintenance thereof, and all documentation and media constituting, describing or relating to the foregoing. The Company and its Subsidiaries own or have a valid and enforceable license 10 use any and all intellectual Property necessary for the operation of the business of the Company and its Subsidiaries as now conducted or proposed to be conducted (the "Necessary Intellectual Property"), which Necessary Intellectual Property is set forth on Schedule 2.12 hereto. The Company has no knowledge of any misappropriation of, infringement of, alleged infringement of or conflict with the rights of others with respect to the Necessary Intellectual Property .The Company has no knowledge that any of ifs nr its Subsidiaries' employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court nr administrative agency that would interfere with such employee's duties EO the Company or that would conflict with the Company's and its Subsidiaries' business as proposed to be conducted. Neither the execution nor delivery of this Agreement will, to the best of the Company's knowledge, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any employee is now obligated. The Company docs not believe it is or will be necessary to utilize any inventions, trademarks or proprietary information of any of its employees matte print to their employment by the Company : except for such inventions, trademarks or proprietary information as have been assigned to the Company.

       (b) The Company and its Subsidiaries have die right to use, sell, license and dispose of, and have the right to brine actions for the infringement of, and, where necessary, has made timely and proper application for the registration of all Necessary Intellectual Property and such rights to use, sell, license, dispose of and bring actions arc exclusive with respect to such Intellectual Property. There are no royalties, honoraria, fees or other payments payable by the Company or its Subsidiaries to any person by reason of the ownership, use, license, sale or disposition of the Necessary Intellectual Property, other than in connection with licensed Intellectual Property.

       (c) The Company and its Subsidiaries have used commercially reasonable efforts to safeguard and maintain the secrecy and confidentiality of, and its proprietary rights in, all Necessary Intellectual Property. Schedule 2,12 contains a true and complete list of all applications Find filings made or taken pursuant to federal, state, local and foreign laws by the Company and its Subsidiaries to perfect or protect its interest in the Necessary Intellectual Property , including, without limitation, oil patents, patent applications, trademarks, *, service marks and service mark applications.

       (D) THE COMPANY HAS NOT, NOR HAVE ANY OF ITS SUBSIDIARIES OR ANY AFFILIATE, SENT TO ANY third party or otherwise communicated to another person in the past five years any charge complaint, claim, demand or notice assorting infringement or misappropriation of, or other

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conflict with, any Necessary  Intellectual  Property right of the Company or any or any Subsidiary' by such other person or any acts of unfair competition by such oilier person, nor to the best knowledge of the Company, is any such infringement, misappropriation, conflict or act of unfair competition occurring or threatened.

       2.13   EMPLOYEES,

       (a) Each employee, consultant and officer of the Company and its Subsidiaries has on or prior to the date hereof executed a Proprietary Information and Inventions Agreement in the form attached as Exhibit C. The Company IS not aware that any of its or any Subsidiary's employees, consultants or officers is in violation thereof.

       (b) Except as set forth in Schedule 2J.3, NO employee of the Company or its Subsidiaries has an employment agreement or understanding. whether oral or written, with the Company or such Subsidiary which is not terminable on notice by the Company or such Subsidiary without cost or other liability LO the Company at such .Subsidiary. Except as set forth in Schedule 2.13, no employee of the Company or its Subsidiaries Has advised the Company or its Subsidiaries (orally or m writing) that he or she intends to terminate his or her employment.

       (c) To the Company's knowledge, the Company and its Subsidiaries have complied in all material respect with all foreign and domestic laws relating to the hiring of employees and the employment of labor, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining and the payment of social security end other taxes. The Company and its Subsidiaries do not have knowledge of any labor relations problems being experienced by it (including, without limitation , any union organization activities, threatened or actual strikes or work stoppages or material grievances).

       (d)    EXCEPT as set forth on  Schedule  2.13,  (i) the  Company  and its
Subsidiaries arc not delinquent in payments to any employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them 10 dace or amounts required TO he to such employees and upon any termination of the employment of any such (ii) there is no unfair labor practice complaint against the Company or its pending before the National Labor Relations Board or any other governmental entity, (iii) there is no unfair strike, material dispute, slowdown or stoppage pending or, to the best knowledge of the Company , threatened against or involving the Company or its
Subsidiaries, (iv) no labor union currently represents the employees of the Company or its Subsidiaries;, and (v) to the best knowledge of the Company, no labor union has taken any action with respect to organizing the employees of the Company or ITS Subsidiaries, The Company and its Subsidiaries are not a parry in or bound by any collective bargaining agreement or union contract.

       (e) Schedule 2,13 sets forth a true and complete list of all Employee BENEFIT Plans (03 used in This Section 2.13, the "Plans") (i) that cover any employees of the Company or its Subsidiaries (A) that are maintained, sponsored or contributed it> by the Company or its Subsidiaries or (B) with respect to which the Company or its Subsidiaries is obligated to contribute or has any liability or potential liability, whether direct indirect or (ii) with respect to which the Company and its Subsidiaries has any liability or potential liability on account of the maintenance or sponsorship thereof or contribution thereto by any present or former ERISA Affiliate of the Company or its Subsidiaries. The Company, its Subsidiaries and their respective ERISA Affiliates are not, and have never maintained or been, obligated to contribute to a Multiple Employer Plan, a Multi -Employer Plan or a Defined Benefit Pension Plan.

       (f) For the purposes of this Section 2.13. the following terms shall have the following meanings;

       "DEFINED BENEFIT PENSION PLAN " means shall have the meaning set forth in
Section 3(35) of ERISA.

       "EMPLOYEE  BENEFIT  PLAN"  means  any  (a)  qualified  or non  -qualified
Employee Pension Benefit Plan (including any Multiple Employer Plans or Multi-Employer Plans), (b) Employee Welfare Benefit Plan, or (c) employee benefit, fringe. benefit, compensation, incentive, bonus or other plan, program or arrangement, whether or not subject to ERISA and whether or not funded.

       "Employee  Welfare  Benefit  Plan"  shall have the  meaning  set forth in
Section 3(1) or FRISA.

       "ERISA" means Die Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

       "ERISA Affiliates" means, with respect to any person, any other person that is a member of a "controlled group of corporations" with, or is under "common control" with, or is a member of the same "affiliated service group" with such person us defined in Section 4I4(b), 414(c), or 414(m) or 414(o) of the Code,

       "Multi-Employer Plan" shall have the meaning set forth in Section 3(37) of ERISA. "Multiple Employer Plan" means shall have the meaning sec forth in
Section 413 of the Code.

       2.14 PERMITS. The Company and each .Subsidiary has all franchises, permits, licenses, and any similar authority necessary for the conduct of its business as now being conducted by it, the lack of which would have a Material Adverse Effect, Neither the Company nor any Subsidiary is in default in any respect under any of such franchises , permits, licenses, or other similar authority.

       2.15 Environmental and Safety Laws. Neither the Company nor any Subsidiary is in violation of any statute, law or regulation relating to the environment or occupational health and safety, and no material expenditures ore or will be required in order to comply with any such statute , law OR regulation. There are no proceedings pending or, to the best knowledge of the Company, threatened against the Company or its Subsidiaries alleging any such violation 01 involving any of their past operations or any real property currently used by the Company or its Subsidiaries. The Company and its Subsidiaries have not received any written or oral notice or report with respect to it or its facilities regarding any (i) actual or alleged violation of any such statute , law or regulation or (ii) actual or potential liability arising under such statute, law or regulation, including, without limitation, any investigatory, remedial or corrective obligation,

       2.16 TITLE TO PROPERTY AND ASSETS . The Company and the Subsidiaries own, or lease under valid leases, all facilities, machinery, equipment and other assets necessary for the conduct of their business as conducted as of the date hereof and as proposed to be conducted. The Company and each Subsidiary owns its respective properties and assets free and clear of all mortgages, liens, loans and encumbrances, except such encumbrances and liens that arise in the ordinary course of business and do not materially impair the Company's or such Subsidiary's ownership or use of such property or assets. With respect to the property and assets it leases, the Company and each Subsidiary Is in compliance with such leases and holds a valid leasehold interest free of any liens, claims or claims or encumbrances. Supercom does not own any assets used in the business of the Company or any .Subsidiary,

       2.17 INSURANCE. The Company and each Subsidiary has insurance on its properties and business in such amounts, of such types and covering such casualties, risks and contingencies as is ordinarily carried by companies engaged in similar businesses and owning similar properties in the same general area in which the Company or such Subsidiary operates.

       2.18 TAXES. The Company and each Subsidiary has filed ail federal, sure, local and other tax returns and reports required by law to be filed (including, without limitation, those due in respect of its properties, income, franchises, licenses, sales and payrolls), and has paid all such taxes applicable to periods through the day of the Closing, and [here are no pending or threatened claims against the Company or any Subsidiary for past due taxes. There are no outstanding waiver* or agreements by the Company or any Subsidiary for the extension of the lime fur (.he payment of any tax.

       2.19 BROKERS AND FINDERS. Neither the Company nor any Subsidiary has used or retained any broker, investment banker, financial advisor, finder or agent in connection with This Agreement or the transactions contemplated hereby.

financial projections which have been provided by or on behalf of the Company to the Investor or any of its respective directors, officers, partners, employees, representatives or agents, taken as a whole, arc true and authentic in all material respects. The representations and warranties made by or on behalf of the Company to the investor in this Agreement do not contain any untrue statement of a material fact and do not omit to state a material fact required to be stated therein or necessary to make the statements made, in the context in which made, not false or misleading.


             ARTICLE 2A. REPRESENTATIONS AND WARRANTIES OF SUPERCOM

Supercom hereby represents and warrants to the Investor as of the Closing:

       2A.1 ORGANIZATION, GOOD STANDING AND QUALIFICATION. Supercom is duly organized, validly existing and in good standing under the laws of Israel and has all requisite POWER AND AUTHORITY TO ENTER INTO THIS Agreement and to CARRY out the PROVISIONS HEREOF.

       2A.2   AUTHORIZATION.  Supercom  has the right,  power and  authority  to enter into and perform its obligations under this Agreement and the other agreements contemplated hereby to which Supercom is a party. All corporate action on the pan of Supercom, its officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement and the other agreements contemplated hereby to which Supercom is party, the performance of all obligations of Supercom hereunder, the sale and delivery of the Stockholder Stock being sold hereunder has been taken. This Agreement constitutes the valid and legally binding obligation of Supercom, enforceable in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally, (b) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies and (c) to the extent any non -competition or indemnification provisions of this Agreements may be limited by applicable federal or state securities laws or by public policy.

       2A.3 GOOD TITLE TO THE SHARES. The Shares being purchased by the Investor hereunder, when sold and delivered in accordance with the terms of this Agreement, will be duly authorized and validly issued, fully paid and non-assessable, with no personal liability attaching to the ownership thereof, free and clear of any liens whatsoever, other than liens arising out of the acts or commissions of the Investor and with no restrictions the voting rights thereof and other incident of record and beneficial ownership pertaining Thereto other than as provided for herein.

       2A.4 Litigation. Except as set forth on Schedule 2,6, there is no action, suit, proceeding or investigation pending or to Supercom's knowledge, currently threatened against Supercom that questions the validity of this Agreement, or could affect any of [he properties or assets of the Company and its Subsidiaries.

       2A.5 NO VIOLATIONS . The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby will not result in any violation on the part of Supercom or be in conflict with, or constitute (with or without the passage of time and giving of notice) a default on the part of Supercom under any instrument, contract, judgment., order, writ or decree to which Supercom is a party or by which it is bound.

       2A.6   Brokers and hinders. Supercom has nor used or retained any broker, investment banker, financial advisor, finder or agent in connection with this Agreement or the transactions contemplated hereby.


            INVESTOR THE OF WARRANTIES AND REPRESENTATIONS ARTICLES-

       Investor hereby represents and warrants as of the Closing;

       3.1 AUTHORIZATION. The Investor has the right, power and authority to enter into and perform its obligations under this Agreement and the other agreements contemplated hereby and thereby. All action on the part of the Investor and its officers, directors, stockholders, partners. members or managers, as applicable, necessary- for the authorization, execution and delivery of this Agreement and the other agreements contemplated hereby, and the performance of all obligations of such Investor hereunder and thereunder has been taken or will be taken prior to the Closing, This Agreement constitutes a. valid and legally binding obligation of such Investor, enforceable in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of genera] application affecting enforcement of creditors' rights generally, (b) as limited by laws relating to the ^liability of specific performance, injunctive relief, or other equitable remedies and (c) to the extent any non-competition or indemnification provisions of such agreements may be limited by applicable, federal or state securities laws or by public policy.

       3.2 NO VIOLATIONS. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby will not result in any violation on the part of such Investor or be in conflict with or constitute (with or without the passage of time and giving of notice) a default on the part of such Investor under any of its organizational or charter documents, as applicable, or a default on the pan of such Investor under any instrument, contract, judgment, order, writ or decree, or an event that results in the creation of any Hen, charge or encumbrance upon any assets of such investor or the suspension, revocation, impairment, forfeiture, or nonrenewal of any material permit, license, authorization, or approval applicable 10 such Investor, its business or operations or tiny of its assets or properties.

       3.3 INVESTMENT INTENT. The Investor will acquire the Shares for the Investor's own account for investment and not with a view to, or in connection with, any resale 01 other-distribution of any part thereof, and the Investor has no present intention of selling 01 otherwise distributing the same. The Investor acknowledges that the Shares air not registered undo the Act or other applicable securities laws and that they may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under such Act and other applicable securities laws, except pursuant to mi exemption from such registration available under the Act and other applicable securities laws. In this connection, the Investor represents that the investor is familiar with Rule 144 of the Act, as presently in effect, and understands the resale limitations imposed thereby and by the Art,

       3.4 Legends. It 13 understood that the certificates evidencing the Shares may hear one or all or the following legends:

              (I') "THE. SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND, ACCORDINGLY, MAY NOT HE OFFERED FOR SALE, SOLD OR OTHERWISE TRANSFERRED EXCEPT (I) UPON EFFECTIVE REGISTRATION OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (II) UPON AN EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS."

              (ii) Any legend required by the Blue Sky laws of any oilier stale to the extent such laws are applicable to the shares represented by the certificate so legended.

              (iii) Any legend required by any of the agreements entered into by the parries hereto as of the date hereof,

       3.5 Investment Experience and Counsel. The Investor is an investor in securities of privately held companies, such as the Company, can bear the economic risk of its investment, and has such knowledge and experience in financial or bushes, matters. that it is capable of evaluating die merits and risks of the investment in the Shares. The Investor acknowledges that it has had the opportunity to review this Agreement, the exhibits and schedules attached hereto and thereto and the transactions contemplated by the Agreements with us own legal counsel. The Investor is relying solely on us own counsel and not on any statements nr representation of the Company or .Supercom or its agents for legal advice with respect to this investment or the transactions contemplated by this Agreement.

       3.6 _ACCREDITED INVESTOR. The Investor is an "accredited investor'1 within the meaning of Rule 501 of Regulation promulgated under the Act, as presently in effect. The Investor (i) has been afforded the opportunity to ask questions of, and receive answers from, the officer and/or directors of the Company, acting on its behalf, concerning the Company, and LO obtain any additional information, 10 the extent that the Company possesses such information or can acquire it without unreasonable effort or expense, necessary to verify the accuracy of the information furnished and (ii) has availed itself of such opportunity to the extent such Investor considers appropriate in order to permit such Investor to evaluate the merits and risks of an investment in the Company.

       3.7 BROKERS AND FINDERS. The Investor has not 'used or retained any broker, investment banker, financial advisor, finder or agent in connection with this Agreement nr the transactions contemplated hereby.


         ARTICLE A. CONDITIONS TO THE INVESTOR'S OBLIGATIONS AT CLOSING

       The obligations of the Investor under Section l.1 hereof arc subject to the fulfillment on or before the Closing Date of each of the following conditions:

       4.1 REPRESENTATIONS AND WARRANTIES The representations and warranties of the Company and Supercom contained in Article 2 and Article 2A shall be true on mid as of the

Closing with the same effect as though such representations and warranties had been made on and as of the date of the Closing.

       4.2 PERFORMANCE. The Company and Supercom shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

       4.3 COMPLIANCE CERTIFICATE. The President of the Company shall have delivered to the Investor, a certificate, dated the date of the Closing, stating that the conditions specified in Sections 4.1 and 4.2 have been fulfilled.

       4.4 SECRETARY'S CERTIFICATE. The Company shall have delivered a certificate of the Secretary of the Company, certifying (i) the Company's Certificate of Incorporation (including the Certificate of Incorporation) and By-laws, and (ii) the incumbency of the officers executing the transaction documents.

       4.5 Opinion of Counsel. The Investor shall have received from Yossi Avrahom & Co. Advocates, Israeli counsel to Supercom opinion dated as of the Closing Date in a form satisfactory to the Investor.

       4.6 DUE DILIGENCE. The Investor shall be satisfied in its sole discretion with the results of its due diligence investigation and review of the Company and its Subsidiaries.

       4.7 PROCEEDINGS AND DOCUMENTS. All corporate and other proceedings in connection with the transactions contemplated at or prior to the Closing, including, without limitation, the Reorganization, and all documents incident thereto shall be reasonably satisfactory in form and substance to the Investor at the Closing and the Investor shall have received all such counterpart original and certified or other copies of such documents as such Investor may reasonably request.


          ARTICLES, CONDITIONS TO THE COMPANY'S OBLIGATIONS AT CLOSING

       The obligations of the Company to the Investor under this Agreement are subject to the fulfillment or the Company's express written waiver, on or before the Closing, of each of the following conditions by such Investor;

       5.1 REPRESENTATIONS, AND WARRANTIES, The representations and warranties of such Investor contained in Article 3 shall be true on and as of the Closing with the same effect as though such representations and warranties had been made on and as of such Closing.

       5.2 PAYMENT OF PURCHASE PRICE. The Investor shall have delivered the purchase price for the shares of Shares purchased by such Investor in accordance with Section 1.3.

       ARTICLE 6. COVENANTS OF THE COMPANY

       6-1 TAXES. All United States federal, state or local sales, use, transfer, stamp (including documentary stamp taxes, if any), excise, recording, income, capital gain, franchise and other similar taxes or governmental charges, but not including income taxes imposed on any Investor, with respect to the securities issued pursuant to this Agreement or upon conversion of the Preferred Stock in accordance with the Certificate of Incorporation shall be borne by the Company,

       6.2 FINANCIAL INFORMATION. For so long as the Investor and its subsidiaries hold, in the aggregate, at least 78,000 of the Shares (as adjusted for stock splits, stock dividends and the like) or more shares, the Company will deliver the following reports to the Investor:

       (a) As soon as practicable after the end of each fiscal year, and in any event within 90 days thereafter, consolidated balance sheets of the Company and its Subsidiaries, if any, as of the end of such fiscal year, and consolidated statements of income and consolidated statements of changes in cash flow of the Company and its Subsidiaries, if any, for such fiscal year, prepared in accordance with GAAP and setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and audited by independent public accountants selected by the Company, together with a certificate of the Company executed by the chief executive officer or principal financial or accounting officer of the Company certifying that all covenants to be complied with by the Company hereunder have been complied with (or setting forth in reasonable detail any covenants that have not been so complied with).

       (b) As soon as practicable after the end of the first, second and third quarterly accounting periods in each fiscal year of the Company, and in any event within 60 days thereafter, a consolidated balance- sheet of the Company and its Subsidiaries, if any, as of the end of each such quarterly period, and consolidated statements of income and consolidated statements of change in cash flow of the Company for such period and for the current fiscal year to date, prepared in accordance with GAAP (other than for accompanying notes), subject to changes resulting from normal year-end audit adjustments, for the same periods of the previous fiscal year, all in reasonable detail and signed by the principal financial or accounting officer of the Company, together with a certificate of the Company executed by the chief executive officer or principal financial or accounting officer of the Company certifying that all covenants to be complied with by the Company hereunder have been complied with (or setting forth in reasonable detail any covenants that have not been so complied with).

       6.3 INSURANCE. The Company shall maintain such other insurance with such coverages and in such amounts as shall be determined by the Boards of the Company and its Subsidiaries, including such insurance as the Board of the Company shall deem necessary to protect the assets of the Company and its Subsidiaries, which shall include, at a minimum, director and officer insurance and error and omission insurance.

      6.4 COMPLIANCE WITH LAWS. The Company will, and will cause its Subsidiaries to, comply in all material respects with the requirements of all laws, rules, regulations and orders.

       6.5 PRESERVATION OF CORPORATE EXISTENCE. For as long as the Shares remain outstanding, the Company will preserve and maintain its corporate existence, rights, franchises and privileges in the jurisdiction of its incorporation, and qualify and remain qualified, as a foreign corporation in each jurisdiction in which such qualification is necessary or desirable in view of its business and operations or the ownership of its properties.

       6.6 INSPECTION RIGHTS. The Investor and its representatives shall have the right to visit and inspect any of the properties of the Company or any of its Subsidiaries, and to discuss the affairs, finances and accounts of the Company or any of its subsidiaries with its officers, and to review such information as is reasonably requested all at such reasonable times and as often as may be reasonably requested.

       ARTICLE 7. INDEMNIFICATION


       7.1    INDEMNIFICATION..

       (a) Indemnification by Company and Supercom, In addition to all other rights and remedies available to the Investor at law or in equity (subject, in the case of Supercom, to the limitation contained in Section 7(c)), the Company and Supercom, on a joint and several basis, shall indemnify, defend and hold harmless the Investor and its affiliates, stockholders, officers, directors, employees, agents, representatives and permitted assigns from and against any loss, liability, demand, claim, action, cause of action, cost, damage, deficiency, penalty, fine or expense, including interest, penalties, reasonable attorneys' fees and expenses and all reasonable amounts paid in investigation, defense or settlement of any of the foregoing (collectively, "Losses") which any such party may suffer, sustain or become subject to, as a result of:

              (i) any misrepresentation or breach of a representation or warranty (when viewed individually or in the aggregate) on the part of the Company or Supercom under Article 2 and Article 2A; or

              (ii) without duplication, any misrepresentation in or omission from any of the representations or warranties contained in any of the certificates or other documents furnished to the Investor by the Company or Supercom.

       (b) INDEMNIFICATION BY THE INVESTOR. In addition to all other rights and remedies available to the Company at law or in equity, the Investor shall indemnify, defend and hold harmless the Company and its affiliates, stockholders, officers, directors, employees, agents, representatives and permitted assigns from and against any Losses which any such party may suffer, sustain or become subject to, as a result of:

              (i) any misrepresentation or breach of a representation or warranty (when viewed individually or in the aggregate) on the part of the Investor under Article 3; or

              (ii) without duplication, any misrepresentation in or omission from any of the representations or warranties contained in any of the certificates or other documents furnished to the Company by the Investor.

       (c)    LIMITATIONS.

              (i) No claim for indemnification pursuant to this Article 7 shall be made, other than pursuant to Section 2.19 or Section 2A.6, unless the aggregate Losses incurred by the party to be indemnified (the "Indemnified Party") exceed $25,000, at which time all Losses (without regard to materiality qualifiers) shall be subject to indemnification under this Article 7.

              (ii) Supercom shall not be liable for, or otherwise obligated for, any losses pursuant to this Article 7 or otherwise under this Agreement for any amount in excess of the cash consideration received by it for the Shares, as set forth on Exhibit A.

       (d) OTHER LIMITATION. Notwithstanding the foregoing, and subject to the following sentence, upon judicial determination, which is final and no longer appealable, that the act or omission giving rise to the indemnification hereinabove provided resulted primarily out of or was based primarily upon the Indemnified Party's gross negligence, fraud, or willful misconduct (unless such action was based upon the Indemnified Party's reliance in good faith upon any of the representations, warranties, covenants or promises made by the party required to provide indemnification under paragraphs (a) or (b) above (the "Indemnifying Party") by the Indemnified Party, the Indemnifying Party shall not be responsible for any Losses sought to be 14 indemnified in connection therewith, and the Indemnifying Party shall be entitled to recover from the Indemnified Party all amounts previously paid in full or partial satisfaction of such indemnity, together with all costs and expenses of the Indemnifying Party reasonably incurred in effecting such recovery, if any. The indemnity, contribution and expense reimbursement obligations that the Indemnifying Party has under this Section 7.1 shall be in addition to any liability that the Indemnifying Party may otherwise have. The Indemnifying Party further agrees that the indemnification and reimbursement commitments set forth in this Agreement shall apply whether or not the Indemnified Party is a formal party to any such lawsuits, claims or other proceedings.

       (e) PAYMENT OF CLAIMS. Any indemnification of any Indemnified Party by the Indemnifying Party pursuant to this Section 7.1 shall be effected by wire transfer of immediately available funds from the Indemnifying Party to an account designated by the Indemnified Party within 15 days after the determination thereof.

       7.2    RIGHT  TO  DEFEND:  COMPROMISE  OF  CLAIMS:   CONTRIBUTION.   Each
Indemnifying Party shall have the right to compromise or defend, at its own expense and by its own counsel reasonably satisfactory to such Indemnified Party, any matter involving the asserted liability of any Indemnified Party; provided, however, that no compromise of any claim shall be made without the consent of the Indemnified Party unless such compromise results in the full and unconditional release of all claims against the Indemnified Party by the party asserting such claim. The opportunity to compromise or defend as herein provided shall be a condition precedent to any liability of an Indemnifying Party under the provisions of this Section 7.2. If any Indemnifying Party shall undertake to compromise or defend any such asserted liability, it shall promptly notify the Indemnified Party and any other Indemnifying Party of its intention to do so. An Indemnified Party shall cooperate with the Indemnifying Party and its counsel at the Indemnifying Party's expense in the defense against any such asserted liability and in any compromise thereof. Such cooperation shall include, but not be limited to, furnishing the Indemnifying Party with any books, records or information reasonably requested by the Indemnifying Party and taking such action as the Indemnifying Party may reasonably request to mitigate or reduce any claim, After an Indemnifying Party has notified an Indemnified Party of its intention to undertake to compromise or defend any asserted liability, the Indemnifying Party shall not be liable for any additional legal expenses incurred by the Indemnified Party unless the Indemnifying Party fails to prosecute the defense of such claim. If the Indemnifying Party shall desire to compromise any such asserted liability by the payment of a liquidated amount which the party asserting such liability is willing to accept in exchange for fully and unconditionally releasing all claims against the Indemnified Party, and the Indemnified Party shall refuse to consent to such compromise, then the Indemnifying Party's liability under this Article 7 with respect to such asserted liability shall be limited to the amount so offered in compromise. Under no circumstances shall the Indemnified Party compromise any asserted liability without the written consent of the Indemnifying Party. Nothing contained herein shall be deemed to limit any right of contribution Supercom may have against the Company under applicable law.

       7.3 REMEDIES. The Parties shall each have and retain all other rights and remedies existing in their favor at law or equity, including, without limitation, any actions for specific performance and/or injunctive or other equitable relief (including, without limitation, the remedy of rescission) to enforce or prevent any violations of the provisions of this Agreement.

       ARTICLE 8. MISCELLANEOUS

       8.1 SURVIVAL OF WARRANTIES. The warranties, representations and covenants of the Company and the Investor contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing and shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of the Investor or the Company; provided, however, that Supercom shall have no further liability or obligation under this Agreement pursuant to Article 2 or Article 2A after the date which is two (2) years after the Closing Date other than with respect to the representations and warranties made by it pursuant to Section 2.2, Section 2.4, Section 2.6 and
Article 2A hereof.

       8.2 SUCCESSORS AND ASSIGNS. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of me panics. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations,-or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

       8.3 TITLES AND SUBTITLES. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

       8.4 NOTICES. Any notice, request, demand, waiver, consent, approval, or other communication which is required or permitted to be given to a party hereunder shall be in writing and shall be deemed given only if delivered to such party personally or sent to such party by recognized overnight courier or by registered or certified mail (return receipt requested), with postage and registration or certification fees thereon prepaid, addressed to the party at the address indicated for such party on the signature page hereof, or to such other address or person as any party may have specified in a notice duly given to the other party as provided herein. Such notice, request, demand, waiver, consent, approval or other communication shall be deemed to have been given as of the date so delivered.

       8.5 AMENDMENTS AND WAIVERS. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Investor; provided, that, Supercom's consent will be required in connection with any amendment that affects Supercom's rights and obligations under this Agreement. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any Securities at the time outstanding, each future holder of all such Securities, and the Company.

       8.6 SEVERABILITV. If one or more provisions of this Agreement are held to be invalid and unenforceable in any jurisdiction, then, to the fullest extent permitted by law, (i) the other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intentions of the parties hereto as nearly as may be possible and (ii) the invalidity or unenforceability of any provision hereof in any jurisdiction shall not affect the validity or enforceability of such provision in any other jurisdiction.

       8.7 INDEPENDENCE OF COVENANTS AND REPRESENTATIONS AND WARRANTIES. All covenants hereunder shall be given independent effect so that if a certain action or condition constitutes a default under a certain covenant, the fact that such action or condition is permitted by another covenant shall not affect the occurrence of such default, unless expressly permitted under an exception to such initial covenant. In addition, all representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached will not affect the incorrectness of or a breach of a representation and warranty hereunder.

       8.8 FURTHER ASSURANCES. The parties agree, from time to time and without further consideration, to execute and deliver such further documents and take such further actions as reasonably may be required to implement and effectuate the transactions contemplated in this Agreement,

       8.9 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the substantive domestic laws of the State of New York, without application of the conflicts of laws principles thereof.

       8.10 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

       811 ENTIRE AGREEMENT. This Agreement and the other documents referred to herein constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and no party shall be liable or bound to any other party in any manner by any warranties, representations, or covenants except as specifically set forth herein or therein.

                            [Signature Pages Follow]

       IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.


                                 COMPANY:


                                 INKSURE TECHNOLOGIES INC.

                                 [GRAPHIC OMITTED][GRAPHIC OMITTED]

                                 BY:
                                 Name: Yaron MerfefH"" -- Title: CEO

                                 SUPERCOM:

                                 SUPERCOM LTD.

                                 BY:
                                 Name: Avi Schechter               Title: CEO
                                 Millennium Bldg., 3 Tidhar St.,  P.O.B. 2094
                                 Raanana, 43665, Israel


                                 [GRAPHIC OMITTED][GRAPHIC OMITTED]


                                 INVESTOR:

                                 ICTS INFORMATION SYSTE
                                 BY:
                                 Name; Ezra Harel and Stefan
                                 Vermeulen Holland: Biesbosch
                                 225, 1181 JC Amstelveen

                                 and

                                 One Rockefeller Plaza, Suite 2412, NY, NY 10020

       IN WITNESS WHEREOF, the parrtes have executed this Agreement as of the date first set forth above.


                                 COMPANY:


                                 INKSURE TECHNOLOGIES INC.

                                 [GRAPHIC OMITTED][GRAPHIC OMITTED]

                                 SUPERCOM:

                                 SUPERCOM LTD.

[GRAPHIC OMITTED][GRAPHIC OMITTED]
Name: Avi Schechter               Title; CEO
Millennium BIDG., 3 Tidhar ST.,
P.O.B 2094
Raanana, 43665. Israel

Name;  Ezra Harel and Stefan

and

One ROCKEFELLER Plaza, Suite 2412, NY, NY 10020



INVESTOR:

ICTS INFORMATION SYSTEMS, BV

BY:
Vemneulen Holland; Biesbosch 225,1181 JC Amstelveen